Exhibit 3.139

STATE OF DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION

First:  The name of the limited liability company is W.A. Publications, LLC.

Second:  The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, DE 19808.

The name of its Registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of W.A. Publications, LLC this 4th day of June 2001.

BY:	/s/ Clifford H. R. DuPree
NAME:	Clifford H. R. DuPree
Authorized Officer